                                                          Exhibit 10.3



       THIS FORM OF AWARD AGREEMENT IS PART OF A PROSPECTUS COVERING
      SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                                   1933.


                         OHIO CASUALTY CORPORATION
                            2005 INCENTIVE PLAN

           PERFORMANCE-BASED STOCK UNIT AND CASH AWARD AGREEMENT
                 GRANTED TO            ON FEBRUARY 16, 2006
                            ----------

Ohio Casualty Corporation ("Company") and its shareholders believe that their business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company's business. To this end, the Company and its shareholders adopted the Ohio Casualty Corporation 2005 Incentive Plan ("Plan") as a means through which you may share in the Company's success. This is done by granting Awards to key employees like you. If you satisfy the conditions described in this Agreement (and the Plan), your Award will mature into cash and common shares of the Company.

This Award Agreement describes many features of your Award and the conditions you must meet before you may receive the value associated with your Award.
To ensure you fully understand these terms and conditions, you should:

    - Carefully read the Plan and the Plan's prospectus to ensure you understand how the Plan works;

    - Read this Award Agreement carefully to ensure you understand what you must do to earn your Award; and

    - Contact the Compensation Department if you have any questions about your Award.

Also, no later than March 31, 2006, you must return a signed copy of the Award Agreement to Lynn C. Schoel in HR Management.

If you do not do this, your Award will be revoked automatically as of the date it was granted and you will not be entitled to receive any amount on account of the retroactively revoked Award.

Section 409A of the Internal Revenue Code ("Section 409A") imposes substantial penalties on persons who receive some forms of deferred compensation (see the Plan's prospectus for more information about these penalties). Your Award has been designed to avoid these penalties. However, because the Internal Revenue Service has not yet issued final rules fully defining the effect of Section 409A, it is possible that your Award and the Award Agreement must be revised after the IRS issues final rules. As a condition of accepting this Award, you must agree to accept those revisions, without any further consideration, even if those revisions change the terms of your Award and reduce its value or potential value.

                           Nature of Your Award

You have been granted an Award consisting of an opportunity to earn stock units, which will be converted to common shares of the Company, and cash but only if you satisfy the conditions described in this Award Agreement. Federal income tax rules apply to the payment of your Award. These and other conditions affecting your Award are described in this Award Agreement, the Plan and the Plan's prospectus, all of which you should read carefully.

Grant Date:  Your Award was issued on February 16, 2006.

Performance Period: The period that begins January 1, 2006 and ends December 31, 2008.

Amount of Award:  Your target award has a total value of $      and is
                                                          -----
comprised of two "components": cash equal to 50 percent of your target award and stock units with a value equal to 50 percent of your target award (the value of the stock units is based on the fair market value of the Company's shares on the Grant Date). However, the actual amount you receive will depend on two criteria:

    - The Company's after-tax operating income for the period between January 1, 2006 and December 31, 2008. After-tax operating income means net income excluding realized gains and losses, and the cumulative effect of accounting changes.

    - The Company's total shareholder return ("TSR") for the period between January 1, 2006 and December 31, 2008, relative to the total shareholder return realized over the same period by comparable companies that the Company has identified as members of the Company's peer group. TSR means the rate of return over the three year period reflecting stock price appreciation plus cash equivalent distributions and reinvestment of cash dividends paid.

As of December 31, 2008, the Company's actual after-tax operating income will be calculated and compared to the threshold, target, and maximum performance levels. After-tax operating income at the threshold level will result in an initial calculation of 50% of your target award. After-tax operating income at target will result in an initial calculation of 100% of your target award. After-tax operating income at the maximum performance level will result in an initial calculation of 150% of your target award. For every whole 1% point increase in after-tax operating income performance between threshold and target, the award will increase by 1.667%. For every whole 1% point increase in performance between target and maximum, the award will increase by 1.0%.

This initial calculation will be adjusted based on relative TSR. If relative TSR is below the 50th percentile, the award will be reduced by 2% for every percentile below the 50th percentile (with a maximum reduction of 50% of the initial calculation if relative TSR is at or below the 25th percentile). If relative TSR is at the 50th percentile, the award will not be modified. If relative TSR is above the 50th percentile, the award will be increased by 2% for every percentile above the 50th percentile (with a maximum increase of 50% of the initial calculation if relative TSR is at or above the 75th percentile).

<CAPION>
-----------------------------------------------------------------------------------------
After-Tax Operating           Initial Calculation         Range of Modified Calculation
Income                         based on After-Tax          (= Initial Calculation +/-
                                Operating Income             maximum of 50% based on
                                                                 relative TSR)
-----------------------------------------------------------------------------------------

Below Threshold             0% of your target award         0% of your target award
-----------------------------------------------------------------------------------------

Threshold: $342 million     50% of your target award     25% - 75% of your target award
-----------------------------------------------------------------------------------------

Target: $488.6 million         100% or your target       50% - 150% of your target award
                                      award
-----------------------------------------------------------------------------------------

Maximum: $733 million          150% of your target       75% - 225% of your target award
                                      award
-----------------------------------------------------------------------------------------


You will receive no payment if after-tax operating income is below the threshold of $342 million.

If operating income is at the threshold of $342 million and TSR is at the 25th
                                                        ---
percentile, you will receive 25% of your target award which is $      and
                                                                -----     -----
shares.

To receive your target award, after-tax operating income must be at the target of $488.6 million and TSR at the target of 50th percentile. You will receive
                  ---
100% of your target award which is $      and       shares.
                                    -----     -----

To receive your maximum award, after-tax operating income must be $733 million and TSR at the 75th percentile. You will receive 225% of your target award
---
which is $      and       shares.
          -----     -----



The payment will be calculated as illustrated in the following examples:

EXAMPLE 1:
---------

Assume that your target award is $100,000 and, at the end of the Performance Period, TSR is in the 50th percentile and after-tax operating income is at the target level of $488,600,000. You would receive 100 percent of the $100,000 target, $50,000 distributed in cash and $50,000 distributed in stock units.

EXAMPLE 2:
---------

Assume that your target award is $100,000 and, at the end of the Performance Period, TSR is in the 60th percentile and after-tax operating income is at the target level of $488,600,000. You would be entitled to an initial calculation of 100 percent of your target award of $100,000, which would then be increased by 20% (2% x 10 percentiles above 50%). You would then receive $120,000, $60,000 distributed in cash and $60,000 distributed in stock units.

EXAMPLE 3:
---------

Assume that your target award is $100,000 and, at the end of the Performance Period, TSR is in the 60th percentile and after-tax operating income is 1% above the target level at $493,486,000, you would be entitled to an initial calculation of $101,000 (101% of your target award of $100,000), which would then be increased by 20% (2% x 10 percentiles above 50%). You would then receive $121,200, $60,600 distributed in cash and $60,600 distributed in stock units.

                      When Your Award Will Be Settled

Settlement: At the end of the Performance Period, the cash portion of your Award will be paid to you and your stock units will be converted to an equal number of common shares of the Company or forfeited depending on the extent to which the criteria described above have been met.

How Your Award Might Be Settled Earlier Than the Normal Settlement Date: Your Award will be settled earlier than the end of the Performance Period if there is a Business Combination (as defined in the Plan) during the Performance Period. If this happens, your Award will be settled as of the date of the Business Combination and you will receive a pro rata amount equal to [1] your Award calculated at the "target level" (even if that level is not met when the Business Combination occurs) or, if higher, the Award level actually met as of the date of the Business Combination, [2] multiplied by the number of whole calendar months between the beginning of the Performance Period and the date of the Business Combination and [3] divided by the whole number of calendar months in the Performance Period. This amount will be paid to you in a manner that is consistent with the nature of the Business Combination.

How Your Award May Be Forfeited: Regardless of the normal settlement schedule just given:

    - You will forfeit your Award if the criteria described above are not met; and

    - You may forfeit your Award if you terminate employment before the end of the Performance Period. The effect of a termination of employment is described in the Plan and in the Plan's prospectus.

                            Settling Your Award

If all applicable conditions have been met, your Award will be settled automatically; you are not required to do anything on the Settlement Date.

                     Other Rules Affecting Your Award

Rights During the Performance Period: During the Performance Period you may not cast any votes or receive any dividends otherwise associated with the shares underlying your stock units. However, these rights will be available when (and if) your stock units are converted to common shares of the Company. Also, no interest will be credited on the cash portion of your Award during the Performance Period.

Beneficiary Designation: You may name a Beneficiary or Beneficiaries to receive any portion of your Award that is to be settled after you die. This may be done only on the attached


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

Beneficiary Designation Form and by following the rules described in that form. This form need not be completed now and is not required as a condition of receiving your Award. If you die without completing a Beneficiary Designation Form or if you do not complete that form properly, your Beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

Tax Withholding: Income taxes must be withheld when your Award is settled (see the Plan's prospectus for a discussion of the tax treatment of your Award). After the end of the Performance Period (and when the Company calculates the amount of your Award that has been earned), you will be contacted about how you want to meet this withholding obligation. You may meet this withholding obligation in one of several ways. They are:

    - The Company may withhold this amount from other amounts owed to you (e.g., from your salary or from the cash portion of your Award).

    - You may pay these taxes by giving the Company a check (payable to "The Ohio Casualty Insurance Company") in an amount equal to the taxes that must be withheld and that cannot be met through the cash portion of the Award.

    - By having the Company withhold a portion of the shares that otherwise would be distributed. The number of shares withheld will have a fair market value equal to the taxes that must be withheld.

    - You may give the Company other shares of Company stock (that you have owned for at least six months) with a value equal to the taxes that must be withheld.

You may choose the approach you prefer. However, the Company may reject your preferred method for any reason (or for no reason). If you do not choose a method of meeting your withholding obligation (or if the Company rejects your preferred method of meeting this obligation), the taxes due will be withheld from cash otherwise due to you, including the cash portion of your Award, or, if sufficient cash is not due when these taxes must be paid, the Company will withhold a number of shares with a fair market value equal to the additional amount that must be withheld.

Transferring Your Award: Normally your Award may not be transferred to another person. However, you may complete a Beneficiary Designation Form to name the person to receive the portion of your Award that is to be settled after you die (see section titled "Beneficiary Designation" above). Also, the Committee may allow you to place your stock units into a trust established for your benefit or for the benefit of your family. Contact Lynn C. Schoel at
(513) 603-2029 or at the address given below if you are interested in doing this.

Governing Law: This Award Agreement will be construed in accordance with and governed by the laws of the United States and of the State of Ohio (other than laws governing conflicts of laws).

Other Agreements: Also, your Award will be subject to the terms of any other written agreements between you and the Company.

Adjustments to Your Award: Your Award will be adjusted, if appropriate, to reflect any change to the Company's capital structure (e.g., the number of your stock units will be adjusted to reflect a stock split).

Other Rules: Your Award also is subject to more rules described in the Plan and in the Plan's prospectus. You should read both of these documents carefully to ensure you fully understand all the conditions of this Award.



                        Tax Treatment of Your Award

The federal income tax treatment of your Award is discussed in the Plan's prospectus.

                                   *****

                  Your Acknowledgment of Award Conditions

Note: You must sign and return a copy of this Award Agreement to Lynn C. Schoel at the address given below no later than March 31, 2006.

By signing below, I acknowledge and agree that:

    - A copy of the Plan has been made available to me;

    - I have received a copy of the Plan's prospectus;

    - I understand and accept the conditions placed on my Awards and understand what I must do to earn my Award;

    - I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement so I can avoid paying penalties under Section 409A of the Internal Revenue Code, even if those changes affect the conditions of my Award and reduce its value or potential value; and

    - If I do not return a signed copy of this Award Agreement to the address shown below on or before March 31, 2006, my Award will be revoked automatically as of the date it was granted and I will not be entitled to receive any amount on account of the retroactively revoked Award.



---------------------------------
(signature)


Date signed:
             --------------------

A signed copy of this form must be sent to Lynn C. Schoel, HR Management, no later than March 31, 2006.

After it is received, the HR Management Department will acknowledge receipt of your signed agreement.







       THIS FORM OF AWARD AGREEMENT IS PART OF A PROSPECTUS COVERING
      SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                                   1933.



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